Exhibit 99.1

Contacts:	Andrea Vedanayagam Manager, Corp. Communications (408)990-4000 andrea@quicklogic.com	Carl M. Mills Chief Financial Officer (408) 990-4000 cmills@quicklogic.com

QUICKLOGIC NAMES ARTURO KRUEGER
TO BOARD OF DIRECTORS

SUNNYVALE, Calif. — September 9, 2004 — QuickLogic Corporation (Nasdaq: QUIK), the inventor and pioneer of Embedded Standard Products (ESPs), today announced that Arturo Krueger has been named to QuickLogic’s Board of Directors.  Krueger was formerly the Corporate Vice President and General Manager of Motorola Semiconductor Products Sector for Europe, Middle East and Africa (EMEA).

“Arturo is a seasoned industry leader and is well known as a great business and technical strategist.  His knowledge of the automotive and telecom industries will provide us with valuable insights when expanding our reach in these arenas,” said Tom Hart, QuickLogic’s Chairman, President and CEO.  “With the depth and breadth of his experience and background, Arturo will be an invaluable asset to our company.”  Krueger’s addition brings the number of independent QuickLogic board members to six.

Krueger has more than 40 years of experience in marketing, strategic and technical management, and currently serves on several boards of directors, as well as technical advisory boards.  He held various positions in the Semiconductor Products Sector of Motorola, Inc.  Prior to his position as Corporate Vice President and General Manager, he served as the Strategic and Technology Advisor to the President of Motorola’s Semiconductor Products Sector. In addition, he was the Director of the Advanced Architectural and Design Automation Lab at Motorola.  Krueger earned an M.S. in Electrical Engineering from the Institute of Technology in Switzerland, and has studied Advanced Computer Science at the University of Minnesota.  He is a member of IEEE and other engineering associations.

— more—

About QuickLogic

QuickLogic Corporation (Nasdaq: QUIK) invented and has pioneered the Embedded Standard Product (ESP) architecture, with introduction of first products in 1998.  ESPs are semiconductor devices that deliver the guaranteed performance, lower cost and lower risk of standard products, coupled with the flexibility and time-to-market benefits of programmable logic. QuickLogic’s proprietary ViaLink metal-to-metal interconnect technology offers significant benefits – including very low power at high performance levels – to our customers and is the foundation of our ESP product families, as well as our core FPGA products. Founded in 1988, the company is located at 1277 Orleans Drive, Sunnyvale, CA 94089-1138. For more information please visit the QuickLogic web site at www.quicklogic.com

The QuickLogic name and logo are registered trademarks of QuickLogic Corporation.  All other brands or trademarks are the property of their respective holders and should be treated as such.

###